Consulting Agreement

     THIS AGREEMENT is made effective as of the I st day of October, 1997, between GALAXY MALL, INC., a Wyoming Corporation with a principal place of business at 3227 North Canyon Road, Suite 500, Provo, Utah 84604, (hereinafter referred to as GALAXY), and GARY COCHRAN with a principal place of business at 102 South Aspen Dr., Mapleton, UT 84664 (hereinafter referred to as COCHRAN)

                                WITNESSETH

     WHEREAS GALAXY is in the business of providing electronic storefronts and Internet presence via an electronic mall. on the World Wide Web known as "The Galaxy Mall"; and

     WHEREAS COCHRAN is experienced and in the business of developing direct marketing programs and products, and offering consulting and marketing advice on promoting and marketing on the Internet; and

     WHEREAS COCHRAN desires to provide ongoing consulting services for future marketing efforts in conjunction with present and future GALAXY workshops, products, and services; and

     WHEREAS COCHRAN is in the business of developing direct marketing programs for doing business on the Internet; and

     WHEREAS GALAXY desires COCHRAN to provide the above services for GALAXY;
and

     WHEREAS GALAXY desires exclusive rights to use and sell COCHRAN's direct marketing program which is based on his experience and name recognition, to generate prospective purchasers of GALAXY's products, training, and services; and

     WHEREAS GALAXY and COCHRAN are willing to enter into a non-exclusive consulting and marketing agreement pursuant to the terms hereof

     NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties hereby agree as follows:

1. Consulting responsibilities. COCHRAN agrees to provide consulting services that are centered on improving existing and future marketing programs.

     A. At GALAXY's request COCHRAN will assist in developing marketing brochures, flyers, advertisements and related items that can be used in conjunction with GALAXY's ongoing business efforts.

     B. COCHRAN will assist in locating and training potential GALAXY speakers and presenters who could present information on GALAXY's current workshops or future programs.

     C. COCHRAN will assist in the evaluation of future business products or opportunities for GALAXY.

     D. COCHRAN will develop specific products/programs which can be sold by GALAXY.

2. Prior Efforts. GALAXY and COCHRAN agree that COCHRAN has provided valuable consulting and marketing input that may or may not continue to be used by GALAXY in its current or future marketing programs.

3. Time Allocation. GALAXY and COCHRAN agree that there is no direct accounting required for time spent on consulting and marketing for GALAXY, understanding that these consulting services will be provided on a part-time, as needed, basis.

4. Compensation Terms. COCHRAN will be compensated for these consulting efforts according to the following terms:

     A. GALAXY will pay COCHRAN the sum of $60,000,00 annually for all consulting services rendered as part of this Agreement. This sum will be paid semi-weekly, or on such other dates as the parties mutually agree. Said annual compensation will remain fixed for the first year of this agreement. Starting with the second, year of this agreement the compensation amount will increase by ten percent (10%) per annum. COCHRAN understands that GALAXY has certain cash and budget restraints as of the effective date of this Agreement;
and COCHRAN agrees to provide the consulting services pertaining to this Agreement without compensation from the effective date of this Agreement through December 31, 1997. Regular semi-weekly compensation will begin effective January 1, 1998.

     B. GALAXY will pay all normal and reasonable business expenses related to the fulfillment of COCHRAN'S responsibilities as outlined in this Agreement, e.g. travel, lodging, and meat expenses. COCHRAN will provide to GALAXY for prior approval, an estimate of expenses before they are incurred.

     C. GALAXY acknowledges the fact that COCHRAN is in the process of providing an updated marketing course for doing business on the Internet, and accordingly agrees to market this new updated Internet course to its existing and future customers. The preliminary title of this program is "How To Get A Second Paycheck Without Getting A Second Job - SPECIAL INTERNET EDITION." This course will include a resource manual, audio tapes, and practical applications. It is acknowledged that COCHRAN has provided services to GALAXY in 1997 for which COCHRAN was not paid, In consideration of this, GALAXY agrees to pay COCHRAN a bi-weekly royalty based on actual funds received by GALAXY, on a sliding scale, for this course according to the following schedule:

Cumulative Sales of Courses     Royalty Payment to Cochran
        0 -  500                $25.00 per course
    2,501 -  5,000              $20.00 per course
    5,001 -  Thereafter         $15.00 per course

D. COCHRAN is in the process of testing a direct marketing program that will be followed up by a telemarketing sales program, wherein COCHRAN will use his past experience in direct marketing, the name recognition of Gary Cochran and his course and television program called "How To Get A Second Paycheck Without Getting A Second Job", and his Internet experience to offer Internet training through a two step marketing effort. COCHRAN will create a preliminary portion of the new Internet course designed to be distributed to prospective customers free. GALAXY will pay the production, mailing, and shipping costs of the entire program, however no royalty will -be paid to COCHRAN for this preliminary section of the course. GALAXY agrees to compensate COCHRAN for all GALAXY sales of products, training, or other services, to leads generated from this program. Said compensation, in addition to the above royalties for any and all courses sold, will be paid as follows:

     (1) GALAXY agrees to pay COCHRAN the sum of five percent (5%) of the gross sales of any and all GALAXY products, services, or training sold to new leads generated by this program through any subsequent telemarketing efforts.

     (2) GALAXY agrees to pay COCHRAN the sum of ten percent (10%) of the gross sales of any courses sold to prior customers of COCHRAN. COCHRAN will provide the mailing list for these customers. AD subsequent sales of GALAXY products, training, or services to these same customers will be compensated at the same five percent (5%) royalty as indicated in paragraph 4.D.(I) above.

     (3) Galaxy agrees to make all payments that become due under this paragraph as sales dollars are received by GALAXY at least monthly and/or as mutually agreed to by the parties to this Agreement.

E. GALAXY and COCHRAN agree that compensation for any other COCHRAN books, courses, training materials, or marketing programs other than those described in this Agreement will be subject to negotiations at a future time, when the value and potential of said items can be better established.

5. Term of this Agreement. -This Agreement will remain in effect for a minimum period of three years.

A.  This Agreement will be effective October 1, 1997.

B. Following the third year anniversary of this Agreement, the Agreement shall automatically renew each year, for one (1) year periods, and will remain in effect for as long as COCHRAN is willing to provide consulting services for GALAXY, or GALAXY continues to market any COCHRAN products, training, or services.

6. Cancellation and Assignment. GALAXY and COCHRAN agree that this agreement can not be canceled for three years without approval of both parties. Any cancellation will not negate any payments which may be due, or become due, as a result of this Agreement. GALAXY and COCHRAN agree that COCHRAN may assign any payments that are due, or may become due, through the terms of this Agreement.

7. Compliance with Law . GALAXY and COCHRAN shall conduct and maintain, at all times, its activities and business operations in strict compliance with all federal and state laws as applicable hereto.

8. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first-class, registered or certified mail, postage prepaid, and unless either party should notify the other party in writing of a change of address, properly addressed, as follows:

To: GALAXY             Attention: Brandon Lewis
                       Chief Operating Officer
                       Galaxy Mall, Inc.
                       3227 N. Canyon Road, Suite 500
                       Provo, UT 84604

To: COCHRAN            Gary Cochran
                       102 South Aspen Dr.
                       Mapleton, UT 84664

9. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties. It may not be changed orally, but only by written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

10. SUCCESSION, This Agreement shall inure to the benefit and be binding upon the parties hereto and upon their assignees and successors in interest of any kind whatsoever.

11. SECTION HEADINGS, The section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision herein.

12. SITUS. This Agreement shall be governed by the laws of the state of Utah.

13. ATTORNEY'S FEES. In the event of a breach of this Agreement, the breaching party shall pay to the enforcing party all reasonable costs of enforcement, with or without suit, including a reasonable attorney's fee, together with such other legal costs as may be authorized by law.

14. SEVERABILITY. In the event any section, paragraph, or portion of this Agreement shall be deemed to be by any court having lawful jurisdiction of the subject matter of this Agreement void, voidable, or invalid for arty reason, this Agreement shall be otherwise valid, and enforceable as if said void, voidable, or invalid article, section, paragraph, or portion of this Agreement had not been a part hereof in the first instance.

15. AUTHORITY TO BIND. Each person executing this Agreement hereby warrants that he has full and legal authority to execute this Agreement for and on behalf of the respective parties, and no further approval or consent of any other person is necessary in connection therewith. Further, each person executing this Agreement covenants and represents that the execution of this Agreement is not in contravention of and will not result in a breach of any other agreement contract, instrument, order, judgement or decree to which such person is a party.

16. COUNTERPARTS. This Agreement may be executed in duplicate originals, each of which shall be considered an original. For purposes of this section 16, facsimile copies of this Agreement executed and transmitted by a party shall be binding against such party as an original thereof.

17. CONFIDENTIALITY. The parties agree that the terms of this Agreement shall remain confidential and shall not be publicized nor disclosed, other than to GALAXY management, without the prior written consent of the non-disclosing party.

    IN WITNESS WHEREOF, the parties hereto this 30th day of August, 1997 have hereunto set their hands and seals effective the day and year first written above.

                                     GALAXY MALL, INC.


                                     By:/s/Brandon Lewis
                                     Brandon Lewis, COO


                                     GARY COCHRAN


                                     By:/s/Gary Cochran
                                     Gary Cochran